UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mammoth Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

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14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF 2025 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Thursday June 11, 2025 10:00 a.m. local time 14201 Caliber Drive Suite 300 Oklahoma City, Oklahoma 73134
April 28, 2025

Dear Mammoth Energy Services, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134 on Wednesday, June 11, 2025, at 10:00 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, we urge you to grant your proxy to vote your shares through the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials that you received or, if you requested to receive a paper copy of the proxy card, by telephone, through the Internet or by marking, dating, signing and returning the proxy card in the envelope provided following the instructions included in the proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting at the annual meeting. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the annual meeting, you must obtain from that registered holder a proxy in your name and bring that proxy to the annual meeting.

You will find information regarding the matters to be voted on at the annual meeting in the proxy statement. Your interest in Mammoth Energy Services, Inc. is appreciated. We look forward to your vote at the annual meeting to be held on June 11, 2025.

Sincerely,

/s/ Arthur Amron
Chairman of the Board

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2025

To the Stockholders of Mammoth Energy Services, Inc.:
The Annual Meeting of Stockholders of Mammoth Energy Services, Inc. will be held on June 11, 2025 at 10:00 a.m., local time, at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134, for the following purposes:
1.To elect four directors to serve until the Company’s 2026 Annual Meeting of Stockholders;
2.To hold an advisory vote on the Company’s executive compensation;
3.To hold an advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation;
4.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
5.To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet or by telephone;
•If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope or follow the instructions on the proxy card to vote through the Internet or by telephone; or
•Attend in person and submit a ballot at the Annual Meeting.
Only stockholders of record at the close of business on April 17, 2025 or their proxy holders may vote at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025. This proxy statement and the Company’s Annual Report on Form 10-K are available at www.investorvote.com/TUSK.

                                    By Order of the Board of Directors,
                                    /s/ Mark Layton
                                    Chief Financial Officer and Secretary

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about April 29, 2025.

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

PROXY STATEMENT

About the Annual Meeting
Who is soliciting my vote?
The board of directors (the “Board”) of Mammoth Energy Services, Inc., which we refer to as “Mammoth,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”).
What am I voting on?
You are voting on:
•The election of directors (see Proposal 1 beginning on page 6);

•The approval, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 30);

•The approval, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every year”, “every two years” or “every three years” (see Proposal 3 on page 31);

•The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (see Proposal 4 beginning on page 32); and

•Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?
The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:
•FOR the proposal to elect nominated directors;

•FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see page 30);

•FOR holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every year” (see page 31); and

•FOR the proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025.

Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on April 17, 2025. Each share of common stock is entitled to one vote. As of April 17, 2025, we had 48,127,369 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 17, 2025 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm.

How many votes are needed to approve each of the proposals?
Under our amended bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that nominee). Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposals 2 and 4 require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
With respect to Proposal 3 to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated in Proposal 3 is required to approve, on an advisory basis, Proposal 3. If one of the voting options is not adopted by the required vote of the stockholders, our Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

Only votes “FOR” or “AGAINST” these proposals will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes, except with respect to the proposal to ratify our independent registered public accounting firm, where broker non-votes will be counted.

How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you may vote through the Internet or by telephone by following the instructions included in the Notice of Internet Availability, or, if you requested to receive a paper copy of the proxy card, you may vote by telephone, through the Internet or by returning a signed, dated and marked proxy card following the instructions included in the proxy card.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. For Proposals 2 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” To approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation contemplated by Proposal 3, you may vote in favor of holding such advisory vote every year, every two years or every three years or may “ABSTAIN” from the vote.
Can I change my vote?
Yes. You can change or revoke your vote by:
•Voting by telephone or Internet, as applicable, at a later date, but prior to the deadline specified in the Notice of Internet Availability or the proxy card;
•If you requested to receive a paper copy of the proxy card, returning to us a completed proxy card properly signed and bearing a later date prior to the Annual Meeting date;
•Sending our Corporate Secretary a written document revoking your earlier proxy prior to the Annual Meeting date; or
•Voting again at the meeting at any time before the polls close at the Annual Meeting.
However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2025 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.
The proposals to elect directors and to approve, on an advisory basis, the Company’s executive compensation and to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.
What if I submit my proxy but don’t indicate my vote on the proposals?
If you submit a proxy by telephone or Internet, as applicable, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted:
•FOR the proposal to elect nominated directors;

•FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•FOR approving, on an advosry basis, of holding an advisory vote on the Company’s executive compensation every year;

•FOR the proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025; and

•in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Could other matters be decided at the Annual Meeting?
We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.
What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
What are the directions to the Annual Meeting location?
The Annual Meeting will be held at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134. From the Will Rogers World Airport, proceed north on Highway 74 and exit on Memorial Road (East) to Quail Springs Parkway. Turn left onto Quail Springs Parkway. Continue under the turnpike, turn left onto Caliber Drive. Our office is located ahead on the left. Please note that there may be construction along this route and it is subject to detours.
How can I access the Company’s proxy materials electronically?
This proxy statement and the Company’s Annual Report on Form 10-K are available at www.investorvote.com/TUSK.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
We are providing access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail. Our proxy materials are also available at www.investorvote.com/TUSK. The electronic distribution process via Notice of Internet Availability of Proxy Materials reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.
How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

Board of Directors Information

What is the makeup of the Board and how often are the members elected?
The Board currently consists of five members. Four of these directors, comprising the majority of the Board, meet the independence standards under the Nasdaq listing rules. An election is held annually.
On April 22, 2025, Arthur Smith, who has been a member of the Board since the Company’s initial public offering and who currently serves on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, informed the Company of his decision to retire as a director when his existing term concludes immediately after the 2025 Annual Meeting of Stockholders on June 11, 2025. Mr. Smith’s decision not to stand for re-election is due to his retirement and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
The nominating and corporate governance committee is actively conducting a search to identify a new director nominee.
What stockholder vote is required to elect our director nominees?
Our amended bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our director resignation policy, each director submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the nominating and corporate governance committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, that the nominee will not serve on the Board unless and until elected by our stockholders.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the Board.

How are directors compensated?

Members of the Board who are also officers or employees of the Company do not receive compensation for their services as directors.

Our non-employee directors are entitled to receive an annual retainer in the amount of $60,000, plus an additional annual payment of $20,000 for the chairperson and $15,000 for each other member of the audit committee and $15,000 for the chairperson and $10,000 for each other member of the compensation committee and nominating and corporate governance committee, with such amounts paid in quarterly installments. We also provided our non-employee directors with equity compensation under our 2024 Equity Incentive Plan (the “2024 Plan”), as additional compensation and incentive. On the date of each annual meeting of stockholders, each of our non-employee directors receives an annual equity award with a value of $100,000 that vests on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders. For a more detailed description of director compensation and benefits, see “2024 Director Compensation” included elsewhere in this proxy statement.

How often did the Board meet in 2024?

The Board held one in-person meeting and eight virtual meetings during the year ended December 31, 2024. Each director attended all of the meetings of the Board and the meetings of the committees on which he served. During 2024, our non-management directors met in executive sessions five times.

Election of Directors and Director Biographies

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2026 Annual Meeting of Stockholders and until each such director’s successor is elected are:

Name	Age	Title
Arthur Amron	68	Chairman of the Board
Corey Booker	49	Director
Paul Jacobi	58	Director
James Palm	80	Director

Arthur Amron, age 68. Arthur Amron has served as a director of the Company since January 2019 and as the Chairman of the Board since June 2019. Since January 1, 2024, Mr. Amron has been a Special Limited Partner of Wexford Capital LP, an SEC-registered investment advisor. Until December 31, 2023, Mr. Amron was a Partner and the General Counsel of Wexford. He joined Wexford as General Counsel in 1994 and became a Partner in 1999. During the time he was employed by Wexford, Mr. Amron actively participated in various private equity transactions, particularly in the bankruptcy and restructuring areas, and served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. Mr. Amron has served on the board of directors of Nephros, Inc., a public commercial stage medical device company, since September 2007. From 1991 to 1994, Mr. Amron was an Associate at Schulte Roth & Zabel LLP, specializing in corporate and bankruptcy law and, from 1984 to 1991, Mr. Amron was an Associate at Debevoise & Plimpton LLP specializing in corporate litigation and bankruptcy law. Mr. Amron holds a J.D. from Harvard University and a B.A. in Political Theory from Colgate University and is an inactive member of the New York Bar. We believe Mr. Amron’s legal training and extensive transactional experience, including in mergers and acquisitions, private equity investments and financing transactions, as well as his experience serving on boards of directors of other public companies qualify him for service as a member of our board of directors.

Dr. Corey Booker, age 49. Dr. Corey Booker has served as a director of the Company since August 2020. Dr. Booker is the founder, and since November 2012 has served as the Chief Executive Officer, of Bedside LLC (formerly OnPulse, LLC), a healthcare management services company designed to improve patient health through advocacy, care coordination, communication and increased patient health literacy. In addition to his career at Bedside LLC, Dr. Booker practiced medicine as a maternal fetal specialist at Duke University Hospital from October 2012 to June 2017. Dr. Booker has served on the board of directors of HarborPath Inc., or HarborPath, a non-profit patient assistance program providing specialty pharmacy gap coverage to patients in need of high cost medication, since July 2018. At HarborPath, Dr. Booker also heads the finance committee and leads a special task force aimed at introducing the organization’s proprietary software to commercial customers. Dr. Booker holds a Doctor of Medicine degree from Creighton University where he served as a Washington Health Policy Fellow at the National Committee for Quality Assurance. Dr. Booker received a Master’s degree in Clinical Informatics from the Fuqua School of Business at Duke University. We believe that Dr. Booker's senior executive experience and extensive board service qualify him to serve on our board of directors.

Paul Jacobi, age 58. Paul Jacobi has served as a director of the Company since July 2020. Since 1996, Mr. Jacobi has served in various positions at Wexford, and is currently a managing director responsible for Wexford’s private equity energy investments. From 1995 to 1996, Mr. Jacobi worked for Moody’s Investors Services as an analyst covering the investment banking and asset management industries. From 1993 to 1995, Mr. Jacobi was employed by Kidder Peabody & Co. as a senior financial analyst in the investment banking group. From 1988 to 1993, Mr. Jacobi worked for KPMG Peat Marwick as an audit manager in the financial services practice. Since July 2019, Mr. Jacobi has served as a director of Mako Mining Corp, a public gold mining, development and exploration company. Mr. Jacobi also has been a director of Grizzly Oil Sands ULC, a private oil sands development company, since December 2016. Mr. Jacobi holds a Bachelor of Science degree in accounting from Villanova University and is a Certified Public Accountant. We believe Mr. Jacobi’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford, its portfolio companies and other financial institutions qualify him to serve on our board of directors.

James Palm, age 80. James Palm has served as a director of the Company since June 2017. Mr. Palm served as a director of Gulfport Energy Corporation, or Gulfport, from February 2006 and as Chief Executive Officer of Gulfport from December 2005, in each case until his retirement in February 2014. Prior to joining Gulfport, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent Exploration, LLC, a company he founded in 1995. Mr. Palm was previously a long-term member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the

Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm has a Lean Six Sigma Green Belt. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Master’s in Business Administration in 1971, both from Oklahoma State University. We believe that Mr. Palm’s experience in the oil and natural gas industry, as well as his prior management experience, qualifies him for service as a member of our board of directors.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

Corporate Governance Matters and Communications with the Board

Who are our independent directors?
Independent Majority of the Board

The Board has determined that, as of the date of this proxy statement, four of our five current directors, Messrs. Booker, Jacobi, Palm and Smith, comprising the majority of the Board, meet the independence standards under the Nasdaq listing rules.

Independent Members of the Committees of the Board

Our audit committee consists of three directors, Dr. Booker, Mr. Palm and Mr. Smith, whom the Board has determined to be independent for purposes of serving on such committee under the Nasdaq listing rules and applicable securities laws. In addition, the Board has determined that each current member of the audit committee is financially literate under the Nasdaq listing rules and that Mr. Smith qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

The Board has also determined that the current members of the compensation committee and the nominating and corporate governance committee, each comprised of Messrs. Jacobi, Palm and Smith, meet the independence requirements applicable to those committees under the Nasdaq listing rules, and that each of Messrs. Jacobi, Palm and Smith qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

As discussed above, Mr. Smith is not seeking re-election. The nominating and corporate governance committee is actively conducting a search to identify a new director nominee and committee member that will also qualify as the “audit committee financial expert”.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the Board. Our non-management directors met in an executive session on five occasions in 2024.

How can I communicate with the Board?

Individuals may communicate with the Board or individual directors by writing to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of the Board or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we have, in the past, encouraged our directors to attend the Annual Meeting of Stockholders, and all of our directors attended our 2024 Annual Meeting either in person or telephonically. We expect that some of our directors will attend the Annual Meeting in person. However, those of our directors who are unable to travel or otherwise attend the Annual Meeting in person will have an opportunity and intend to attend the Annual Meeting telephonically.

Insider Trading Policy

The Company has an insider trading policy and procedures governing the purchase, sale and/or other dispositions of the Company’s securities that applies to all directors, officers, employees and certain other persons. It is also the Company’s policy to take appropriate steps to comply with applicable federal and state securities laws and regulations, as well as applicable stock exchange listing standards, when the Company engages in transactions in the Company’s securities. The Company believes that its insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

The nominating and corporate governance committee is comprised of three non-employee directors, each of whom is independent under Nasdaq listing rules. As provided by the nominating and corporate governance committee’s charter, our nominating and corporate governance committee identifies, investigates and recommends to the Board candidates with the goal of creating a balance of knowledge, experience and diversity.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of our stockholders’ businesses. We also require that at least a majority of our directors meet the independence standards under the Nasdaq listing rules. Four out of the five directors currently serving on the Board meet these independence standards. We also require that our directors who serve on the Board’s committees meet the independence standards applicable to such committees under the Nasdaq listing rules. The Board desires to have members on the Board that reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and energy industry sufficient to provide sound and prudent guidance with respect to our interests. Our nominating and corporate governance committee is committed to continuing improvement and seeks to create a Board composition that is diverse, balanced and aligned with the evolving needs of the Company.

We require that the members of the Board be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the Board and applicable committee meetings. In accordance with its charter, the nominating and corporate governance committee periodically reviews the criteria for the selection of directors to serve on the Board and recommends any proposed changes to the Board’s for approval.

The nominating and corporate governance committee will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Board at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Board.

The nominating and corporate governance committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board will seek to achieve a balance of knowledge, experience and diversity on the Board. The Board uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons. After completing its evaluation, the Board approves the final slate of director nominees.

The Board, based on the recommendation of the nominating and corporate governance committee, approved the director nominees submitted for election at this Annual Meeting. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas, including corporate governance and Board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates for election at this Annual Meeting, the Board considered their qualifications, skills, professional experience, diversity and other information discussed in each of the nominees’ individual biographies set forth beginning on page 6 above and, with respect to director nominees that are identified in this proxy statement as independent under the Nasdaq listing rules and other applicable rules and regulations for purposes of serving on the Board and its committees, as applicable, any material relationships of each such director nominee with the Company and its consolidated subsidiaries and, with respect to Mr. Jacobi, his employment relationship with Wexford.

Our amended bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our director resignation policy, each director submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election.

As discussed above, Mr. Smith is not seeking re-election. The nominating and corporate governance committee is actively conducting a search to identify a new director nominee.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas, with the input from other members of the Board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of the Board and stockholders and presides at meetings of the Board and our stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of the Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. Four out of the five directors currently serving on the Board are independent under the Nasdaq listing rules, and each member of our audit, compensation and nominating and corporate governance committees is independent under the applicable Nasdaq listing rules. Mr. Smith has been appointed as the lead director among our independent directors. In such capacity, Mr. Smith’s duties include presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of the Board by serving on our audit, compensation and nominating and corporate governance committees, each having an independent chairperson. Specifically, Mr. Smith, as the chair of our audit committee, oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. Mr. Jacobi, as the chair of our compensation committee, oversees the annual performance evaluation of our named executive officers as well as our compensation policies and practices and their impact on risk and risk management. Mr. Palm, as the chair of our nominating and corporate governance committee, monitors matters such as the composition of the Board and its committees, Board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by the Board to such committee.

As discussed above, Mr. Smith is not seeking re-election. The nominating and corporate governance committee is actively conducting a search to identify a new director nominee.

Board Diversity Matrix

The information shown below in the Board Diversity Matrix is based on voluntary self-identification of each member of the Board.

Board Diversity Matrix (as of April 28, 2025)
Total Number of Directors	5 directors
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	5	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Committees of the Board of Directors

The Board has an audit committee, a compensation committee and a nominating and corporate governance committee. A summary of the functions performed by these committees and their membership as of the date of this proxy statement is presented below.

Committee	Members	Principal Functions	Number of Meetings in 2024
Audit	Arthur Smith * James Palm Corey Booker
 -Reviews and discusses with management and the independent registered public accounting firm, the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

-Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accounting firm.

-Reviews and discusses with management the Company's major financial risk exposures, including cybersecurity risk, and the Company's risk assessment and risk management programs.

-Monitors our compliance with legal and regulatory requirements.

-Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

 -Reviews and approves related party transactions.

-Appoints, determines compensation, evaluates and terminates our independent registered public accounting firm.

-Pre-approves audit and permissible non-audit services to be performed by the independent registered public accounting firm.

-Prepares the report required by the SEC for the inclusion in our annual proxy statement.
four
Compensation	Paul Jacobi * James Palm Arthur Smith
 -Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

-Discharges the board of directors’ responsibilities relating to the compensation of our Chief Executive Officer and other executive officers.

-Administers our equity-based compensation plans, including the grants equity awards under such plans.

-Administers our clawback policy compliant with the Nasdaq listing rules and Rule 10D-1 under the Exchange Act.

-Makes recommendations to the Board with respect to director compensation.

-Conducts annual performance evaluation of the committee.

-Reviews disclosure related to executive compensation in our proxy statement.
two
Nominating and Corporate Governance	James Palm * Arthur Smith Paul Jacobi
 -Identifies individuals qualified to become Board members and recommends to the board of directors nominees for election by stockholders at each meeting of stockholders and nominees to fill any vacancies and newly created directorships.

-Evaluates candidates for Board membership, including those recommended by stockholders.

-Reviews the criteria for the selection of new directors to serve on the Board.

-Oversees the evaluation of the Board and management of the Company.

-Reviews and makes recommendations regarding the composition and size of the Board and each of the Board’s committees.

-Recommends to the Board the chairpersons and members of each of the Board’s committees.
one
*Committee Chairperson.

The charters for our audit committee, compensation committee and nominating and corporate governance committee can be found on our website at www.mammothenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters by writing to Corporate Secretary, Mammoth Energy Services, Inc. 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

Board of Director’s Role in Risk Oversight

Challenges Involved in our Operations and Industry Conditions

As an energy services company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, environmental and other government regulations and taxes, weather conditions, health and safety considerations, adequacy of our insurance coverage and overall domestic and global economic environment. The demand, pricing and terms for our products and services are largely dependent upon the level of activity for the U.S. oil and natural gas industry, energy infrastructure industry and natural sand proppant industry. Industry conditions are influenced by numerous factors over which we have no control, including, but not limited to: the supply of and demand for oil and natural gas services, energy infrastructure services and natural sand proppant; demand for engineering of transmission lines, substations and distribution networks in the energy infrastructure industry and the level of expenditures of utility companies; the level of prices of, and expectations about future prices for, oil and natural gas and natural sand proppant, as well as energy infrastructure services; the cost of exploring for, developing, producing and delivering oil and natural gas; the expected rates of declining current production; the discovery rates of new oil and natural gas reserves and frac sand reserves meeting industry specifications and consisting of the mesh size in demand; access to pipeline, transloading and other transportation facilities and their capacity; weather conditions; domestic and worldwide economic conditions; political instability in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; the ability of oil and natural gas producers and other users of our services to raise equity capital and debt financing; and merger and divestiture activity in industries in which we operate.

Challenges We Face in Our Oilfield Services Business

Throughout 2024, we continued to experience persistent challenges in our well completion business and other oilfield services associated with lower U.S. onshore activity and sustained weakness in the natural gas basins in which we operate. We expect 2025 completions activity to be relatively steady, with the potential for upside compared to 2024 driven by incremental demand associated with natural gas. Positive trends that may contribute to increased activity will come from LNG export capacity coming online and general electricity and power demand enhancements. We will be strategically positioned to capitalize on this anticipated demand if and when it ramps up.

Challenges We Face in Our Natural Sand Proppant Services Business

Although our sand proppant services business experienced increased demand and more favorable pricing during the first quarter of 2024, activity remained suppressed throughout 2024. As discussed above, we expect 2025 activity to be relatively steady, with the potential for upside compared to 2024 driven by incremental demand associated with natural gas.

Challenges We Face in Our Infrastructure Services Business

In 2024, operational efficiencies in our infrastructure services business drove comparable operational results to those achieved in 2023, despite the decline in our average crew count from approximately 83 crews throughout 2023 to approximately 79 crews throughout 2024. Notwithstanding operational improvements, our infrastructure services results continue to be adversely impacted by the outstanding amount owed to us by the Puerto Rico Electric Power Authority (“PREPA”), for services performed by our subsidiary, Cobra Acquisitions LLC (“Cobra”), in Puerto Rico to restore PREPA’s electrical grid damaged by Hurricane Maria. Additionally, on April 11, 2025, we sold all equity interests in our infrastructure subsidiaries 5 Star Electric, LLC (“5 Star”), Higher Power Electrical, LLC (“Higher Power”) and Python Equipment LLC (“Python”) to Peak Utility Services Group, Inc. (“Peak”) for an aggregate sales price of $108.7 million. As part of the transaction, our current CEO, Phil Lancaster, will become an employee of Peak upon July 1, 2025, or appointment of a successor CEO.

Settlement Agreement with PREPA

Since September 30, 2019, Cobra has been pursuing litigation in the Title III Court and other dispute resolution efforts seeking recovery of the amounts owed to Cobra by PREPA for restoration services in Puerto Rico, which proceedings are discussed in more detail in the Company’s prior reports filed with the SEC. PREPA was holding approximately $18.4 million in funds (the “Withheld FEMA Funds”) received from FEMA and considered payable to Cobra but had been withheld due to garnishments asserted by three Puerto Rican municipalities (the “Specified Municipalities”) for certain municipal tax claims discussed in Mammoth’s filings with the SEC (the “Specified Municipal Tax Claims”) and for which Cobra disputed any valid garnishment.

On July 22, 2024, Cobra entered into a release and settlement agreement with PREPA and the Financial Oversight and Management Board for Puerto Rico (“FOMB”) in its capacity as Title III representative for PREPA, to settle all outstanding matters between Cobra and PREPA (the “Settlement Agreement”).

Under the terms of the Settlement Agreement, Cobra was allowed an administrative expense claim against PREPA of $170.0 million, plus the $18.4 million in the Withheld FEMA Funds. Cobra’s allowed claim is payable through three installments: (i) $150.0 million on the later of (A) ten business days following approval of the Settlement Agreement by the Title III Court and (B) August 31, 2024; (ii) $20.0 million within seven days following the effective date of PREPA’s plan of adjustment; and (iii) $18.4 million in the Withheld FEMA Funds within either (A) ten business days after the deadline for appealing the entry of the settlement order by the Title III Court under the applicable bankruptcy rules of procedure if no such appeal is filed, or (B) if the provisions of the settlement order allowing PREPA to release the Withheld FEMA Funds to Cobra without retaining any liability to the Specified Municipalities are appealed by the Specified Municipalities, within ten business days of the filing of the notice of such appeal. In exchange for the settlement payments and conditioned upon the effectiveness and full implementation of the Settlement Agreement, Cobra has agreed to release and waive any further claim against PREPA under its two agreements with PREPA. Further, if PREPA pays the Withheld FEMA Funds to Cobra following the notice of appeal described above, Cobra agreed to indemnify and hold PREPA harmless, as well as to provide PREPA with one or more indemnity letters of credit, solely for any payment(s) PREPA is subsequently required to make pursuant to the Specified Municipalities on account of the Specified Municipal Tax Claims if such order is entered as a result of (i) any reversal on appeal of the settlement order with respect to the FEMA Withheld Funds and/or (ii) the Puerto Rico Court of First Instance or other court of competent jurisdiction enters such order after a diligent challenge by PREPA (including through enforcement of the order approving Settlement Agreement if in effect). Any such indemnity obligation will in no event exceed the amount of the Withheld FEMA Funds paid to and received by Cobra.

On September 18, 2024, the Settlement Agreement was approved by the Title III Court overruling all objections thereto and an order was entered the same day (the “Settlement Order”). On October 1, 2024, Cobra received the first installment payment of $150.0 million from the Commonwealth of Puerto Rico in connection with the Settlement Agreement with PREPA. Also on October 1, 2024, certain Puerto Rico municipalities and Foreman Electric Services Inc. that had objected to approval of the Settlement Order each filed timely notices of appeal of the Settlement Order to the United States Court of Appeals for the First Circuit. None of the foregoing parties have sought a stay of the Settlement Order pending such appeals. Although the ultimate outcome of these appeals cannot be predicted with certainty, Cobra believes that the appeals are without merit.

On October 18, 2024, Cobra received a payment from PREPA totaling $18.4 million under the terms of the Settlement Agreement. In connection with the receipt of the $18.4 million from PREPA, Cobra instructed Fifth Third Bank to issue a letter of credit to PREPA under the Reimbursement Agreement in the amount of $18.4 million and transferred a total of $19.3 million to a restricted cash account maintained by Fifth Third Bank as collateral for the letter of credit.

As a result of the Settlement Agreement, the Company recorded a non-cash, pre-tax charge of approximately $170.7 million in the second quarter of 2024 to reduce its accounts receivable balance from PREPA of $359.1 million, representing the amount owed to Cobra by PREPA in relation to these agreements as of June 30, 2024, including the accrued but unpaid interest, prior to the Settlement Agreement, to the amount expected to be received from the Settlement Agreement. Of the $170.7 million, $89.2 million was charged to credit loss expense and $81.5 million was charged to interest on delinquent accounts receivable. As of December 31, 2024, $20.0 million remained outstanding from PREPA.

Management of Day-to-Day Business Risks

Our management, whose responsibility includes managing day-to-day business risks, continues to address operating and industry challenges and is focused on continuing to improve our operational efficiencies and cost structure and on enhancing value for our stockholders.

Role of the Board and Committees in Risk Oversight

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. Periodically, the Board receives presentations from senior management on strategic matters involving our operations. During such meetings, the Board also discusses strategies, key challenges and risks and opportunities for the company with senior management. In addition, executive management provides periodic updates to the Board on cyber security matters.

While the Board is ultimately responsible for risk oversight at the Company, our three committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, corporate governance and ESG and sustainability matters.

Corporate Social Responsibility

Health, Safety and Environmental Policy

We recognize that our employees are our most valuable asset and we are committed to identifying, correcting and preventing health, safety and environmental, or HSE, hazards that could adversely affect our employees, vendors, contractors, subcontractors, suppliers, customers or the general public. Additionally, we are committed to complying with the applicable regulatory HSE protection requirements and providing adequate resources to ensure the health and safety of our employees as well as the preservation of the environment.

We aim to reduce work-related incidents (and thereby injuries) and illness, to provide a healthy and safe work environment for employees for every task undertaken on behalf of the Company and to minimize our environmental impact. We are committed to fostering a safety culture, promoting health, wellness and a positive work-life balance and minimizing the environmental impact of our operations.

Cybersecurity

Our cybersecurity risk management program is integrated into our overall enterprise risk management program, using common methodologies, reporting channels and governance processes that apply to other risks managed by our organization, including operational, financial and strategic risks, as well as applicable legal and regulatory risks. As part of our cybersecurity risk management program, we have a designated in-house team principally responsible for managing cybersecurity risk assessment processes, security controls and response to cybersecurity incidents or intrusions. We have also engaged third-party consultants to conduct penetration testing and risk assessments.

Our internal cybersecurity governance program is led by Mammoth’s Director of Information Technology, with support from the internal information technology department, who reports to our Chief Financial Officer. The Director of Information Technology and her team are responsible for leading cybersecurity strategy, policy, standards, architecture, and processes within our organization. In addition, our cybersecurity incident response team is responsible for responding to cybersecurity incidents. This team continuously identifies potential cyber vulnerabilities and opportunities for improvement, including yearly security training for all employees. This team also continuously evaluates and implements technological enhancements as part of our cybersecurity systems. Progress and developments in our cybersecurity governance program are regularly communicated to our executive team. The Board, as part of its oversight process, receives quarterly updates on the status of our cybersecurity governance program, including as related to new or developing initiatives and any security incidents that have occurred.

In addition, our internal audit function, in conjunction with third-party experts, plays a key role in reviewing and assessing our cybersecurity technologies, controls and procedures.

Sustainability and Human Capital

Protecting the environment is a top priority and we are committed to minimizing the environmental impact of our operations. Our goal is to minimize accidents and use available technology to reduce emissions. To fulfill this commitment, we seek to:

•Utilize dual-fuel technologies by continuing to convert or upgrade our existing pressure pumping fleets to dual-fuel;
•Recycle water in our oilfield services and mining operations;
•Incorporate lean manufacturing techniques;
•Prevent spill and have implemented the spill and release prevention and response program;
•Minimize waste;
•Employ digital technologies to reduce travel; and
•Continue to monitor and use resources available to reduce our energy consumption.

We strive to reduce the carbon footprint of our operation and we are committed to continue reducing our GHG emissions by converting diesel engines to natural gas to reduce emissions where applicable, and utilize modern energy saving products in our facilities. Over the past three years, we have converted over 50 of our pressure pumping units to include dynamic gas blending, or DGB, capabilities to meet recent shifts in customer demand.

We view our employees as our greatest asset and actively recruit talented people regardless of gender or ethnic background. We also promote diversity, inclusion and equal employment opportunities by evaluating and promoting employees based on skills and performance alone, while also seeking to attract and retain a diverse workforce and continuing to cultivate an inclusive and respectful work environment. One of five of our current board members and director nominees is ethnically diverse. Further, as of December 31, 2024, over 9% of our employees were women and 24 of 117 of our Managers, Directors, Vice Presidents, Company Presidents or other key positions are women. Also, over 13% of our employees self-identify as ethnic minorities as of December 31, 2024.

Community Engagement

We strive to make a positive impact and improve the communities where our employees live and work. As part of our corporate responsibility, we form partnerships with organizations that give back to our communities, including the American Heart Association, United Way, Allied Arts and Children’s Hospital of Oklahoma City.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, controller and persons performing similar functions. The Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, equal employment opportunity and harassment, confidentiality, human rights, non-discrimination, freedom of association, anti-corruption, political contributions, compliance procedures and employee complaint procedures.

A copy of our Code of Business Conduct and Ethics is available on our website at http://ir.mammothenergy.com/corporate-governance.cfm. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any future amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website at the address specified above.

Vendor Code of Conduct

We are committed to ethical and lawful behavior, and to acting professionally and fairly in all business dealings and relationships. We also recognize that the activities of our vendors may influence our reputation and relationship of trust with our customers and employees and, therefore, expect our vendors to maintain the highest ethical and legal standards.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management and the Board of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.mammothenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2024.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2024, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP, independent auditors for the Company for the year ended December 31, 2024, the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control-Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2024, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025. The audit committee reviewed and discussed with management the Company’s audited financial statements. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company for the year ended December 31, 2024, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the Board. Based on its review and discussions noted above, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

THE AUDIT COMMITTEE

Arthur Smith, Chairman
James Palm
Corey Booker

Executive Officers

The following sets forth the name, age, position and biographical information of each individual who is currently serving as our executive officer or had served in such role during 2024.

Name	Age	Position
Arty Straehla	71	Former Chief Executive Officer and Director
Phil Lancaster	67	Current Chief Executive Officer
Mark Layton	50	Chief Financial Officer and Secretary

Arty Straehla. Arty Straehla served as our Chief Executive Officer and as a member of our board of directors since our formation in June 2016 until his retirement effective as of December 31, 2024. Mr. Straehla served as the Chief Executive Officer of the general partner of Mammoth Energy Partners, LP, or Mammoth Partners, from February 2016 until October 2016. Prior to joining the Company, Mr. Straehla was employed as Chief Executive Officer by Serva Group LLC, an oilfield equipment manufacturer, from July 2010 to January 2016. Mr. Straehla was employed by Diamondback Energy Services, Inc. an oilfield services company, from January 2006 to November 2008, where his last position was Chief Executive Officer. In December 2005, Mr. Straehla completed a 26-year career with the Goodyear Tire and Rubber Co. where his last position was the director of consumer tire manufacturing for the North American consumer tire operations. In this capacity, Mr. Straehla oversaw eight tire plants with 12,000 employees, a $2.5 billion operating budget, a $115.0 million capital expenditures budget and a production capacity of 100 million tires per year. Mr. Straehla also serves on the Board of Governors of Oklahoma State University and as a board member of the Oklahoma Chamber of Commerce. Mr. Straehla holds a Bachelor of Science degree in Secondary Education and a Master of Arts degree in History from Oklahoma State University. Mr. Straehla also has a Master of Business Administration degree from Oklahoma City University.

Phil Lancaster. Phil Lancaster has served as our Chief Executive Officer since January 1, 2025. Mr. Lancaster has over 20 years of experience in the energy industry. Mr. Lancaster served as the Vice President of Corporate Development of Mammoth from prior to becoming CEO. Mr. Lancaster also served as interim President of Cobra Acquisitions LLC, Higher Power Electrical LLC and 5 Star Electric LLC, Mammoth’s infrastructure subsidiaries, from June 2019 to November 2019. Prior to these positions, Mr. Lancaster served as President of Mammoth Energy Partners LP from 2014 to 2015, as Chief Executive Officer of Redback Energy Services LLC from 2011 to 2015 and as Chief Executive Officer of Great White Energy Services, Inc. from 2006 to 2010, each an oil field services company. From 2010 to 2011, Mr. Lancaster was a consultant to Wexford Capital LP in connection with energy-related investments. Mr. Lancaster previously served on the boards of directors of two public companies, Bronco Drilling Company, Inc., a drilling company, from August 2005 until July 2006, and Gulfport Energy Corporation, an exploration and production company, from February 2006 until August 2006. Mr. Lancaster received a Bachelor of Science degree from the David Lipscomb College. As part of the transaction with Peak described above, our current CEO, Phil Lancaster, will become an employee of Peak upon the earlier of July 1, 2025, or appointment of a successor CEO.

Mark Layton. Mark Layton has served as our Chief Financial Officer since our formation on June 3, 2016 and as our Secretary since our IPO on October 14, 2016. Mr. Layton served as the Chief Financial Officer of the general partner of Mammoth Partners from August 2014 until October 2016. Mr. Layton served as Chief Financial Officer of Stingray Pressure Pumping LLC, a subsidiary of the Company, from January 2014 to August 2014. Mr. Layton was employed from August 2011 through January 2014 by Archer Well Company Inc., an oilfield services company, where his last position was Director of Finance for North America. From September 2009 through August 2011, Mr. Layton was employed by Great White Energy Services, Inc., an oilfield services company, where his last position was Corporate Controller and Director of Financial Reporting. Mr. Layton served as Vice President of Finance of Crossroads Wireless, Inc., a wireless telecommunications service company, from May 2007 through September 2009. From April 2004 through May 2007, Mr. Layton served as the Director of Financial Reporting for Chickasaw Holding Company, a telecommunications service company. He began his career in public accounting with Finley & Cook PLLC. Mr. Layton has a Bachelor of Science degree in Accounting from the University of Central Oklahoma. Mr. Layton is a Certified Public Accountant.

Executive Compensation

The Company qualifies as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, and has elected to rely in this proxy statement on scaled disclosure requirements for smaller reporting companies permitted by Regulation S-K.

Overview

The following sets forth an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our executive officers below, which we refer to in this proxy statement as our “named executive officers” or “NEOs.” We have also provided a description of the actions and decisions of the compensation committee of the Board, and of the Board, to the extent applicable, as they relate to our executive compensation decisions.

Named Executive Officer(1)	Position
Arty Straehla	Chief Executive Officer and Director
Mark Layton	Chief Financial Officer and Secretary
(1)    During 2024, we did not have any other executive officers or persons performing similar functions. Mr. Lancaster became an NEO on January 1, 2025.

Executive Summary

Compensation Philosophy

The following sets forth a summary of our executive compensation philosophy:

•design competitive total compensation programs;
•motivate employees to deliver outstanding financial and operational performance;
•set compensation and incentive levels relevant to the market; and
•provide an enhanced portion of the total compensation to our NEOs in equity, with the equity component of executive compensation weighting more heavily than the cash component.

Elements of Compensation

	Element	Description	Purpose
Fixed	Base Salary	Delivered in cash and evaluated each year based on peer company and survey market data	Provide competitive cash compensation to attract and retain key executive talent
Variable	Annual Bonus	If awarded, delivered in cash based on the committee’s evaluation of company and individual performance	Motivate and reward our executives to achieve key short-term financial and operation objectives
	Long-term Incentives	Restricted stock units, which are periodically awarded and typically vest over a three- or four- year period	Reward creation of long-term stockholder value, encourage long-term retention of executives and align long-term interests of executive with stockholders

Operational and Financial Performance in 2024 and Recent Developments

•Sold all equity interests in infrastructure subsidiaries 5 Star, Higher Power and Python for an aggregate sales price of $108.7 million on April 11, 2025.

•Entered into an amendment to our revolving credit facility on April 11, 2025 to (i) permit the sale of 5 Star, Higher Power and Python, (ii) permit the Company to repurchase up to the lesser of $50 million or 10 million shares of its common stock on or before March 31, 2026, so long as the aggregate amount of our unrestricted cash is greater than $50 million after each repurchase, (iii) expand our investment opportunities to include equity securities and private investments and (iv) add certain investments and qualified cash to the borrowing base calculation.

•Purchased eight small passenger aircraft under lease with a commuter airline for an aggregate amount of $11.5 million in April 2025.

•Entered into a settlement agreement with PREPA on July 22, 2024, and received aggregate payments from PREPA totaling $168.4 million in the fourth quarter of 2024.

•Paid, in full, all amounts owed under our term credit facility and terminated the facility on October 2, 2024.

•Throughout 2024, we continued to experience persistent challenges in our well completion business and other oilfield services resulting in total revenue decreasing from $309.5 million in 2023 to $187.9 million in 2024.

•Net loss increased from $3.2 million in 2023 to $207.3 million in 2024 and Adjusted EBITDA declined from $71.0 million in 2023 to ($167.5) million in 2024. See “Non-GAAP Financial Measures” included in our most recent Annual Report on Form 10-K and Annex A to this proxy statement for a definition of Adjusted EBITDA and reconciliation to net loss, the most directly comparable GAAP measure.

Good Corporate Governance

What We Do	What We Don’t Do
Seek alignment of interests of our executive officers with those of our stockholders by providing a portion of compensation in the form of periodic grants of long-term equity awards in the form of restricted stock units, which typically vest over a three- or four-year period	NO liberal share recycling in our equity incentive plan
Emphasize performance in any bonus award	No dividends or dividend equivalents payable on unvested equity awards under the 2024 Equity Incentive Plan submitted to stockholders for approval
Provide a competitive compensation package focused on retaining, motivating and incentivizing top executive talent	NO guaranteed bonuses for NEOs
Review, on a regular basis, share utilization and dilution when granting equity awards	NO written employment agreements for NEOs
Annual advisory “say-on-pay” vote	NO severance agreements, except for change in control and death and disability provisions in our equity award agreements
Adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation and complies with the Nasdaq listing rules and Rule 10D-1 under the Exchange Act	NO repricing of underwater stock options
Engage an external, independent compensation advisor to conduct competitive benchmarking to align the Company’s compensation program with prevailing market practices	Limited perquisites for NEOs
Each member of our compensation committee meets the independence requirements under the Nasdaq listing rules and SEC rules	NO tax gross-ups on perquisites
Require substantial stock ownership by our non-employee directors	NO hedging of our securities by our NEOs or directors
Adopted a majority voting bylaw provision for uncontested director elections	No pledging of our securities by our NEOs or directors
Committed to identifying, correcting and preventing health, safety and environmental, or HSE, hazards that could adversely affect our employees, contractors, customers or the general public	NO pension or supplemental executive retirement plans to our current executive officers (except for a our broad-based 401(k) plan)
Focused on enhancing sustainability of our operations and commitment to our community	NO director overboarding

Determining Executive Compensation

Our Executive Compensation Policy

Our general compensation policy is guided by several key principles:

•designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;
•motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;

•setting compensation and incentive levels relevant to the market in which the employee provides service; and
•periodically providing a portion of the total compensation to our named executive officers in equity (rather than cash), vesting over a three- or four-year period, thus increasing an alignment of interests between our senior management level employees and our stockholders and retention of our top executive talent.

The Role of Our Compensation Committee

The compensation committee of the Board is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of the Board, our compensation and benefit plans and policies, review and approve incentive compensation and equity based plans (including establishing, reviewing and approving performance-based cash incentive bonuses and equity grants to our executive officers and directors, as may be applicable) and establish, review and approve annually all compensation decisions relating to our NEOs, including those with respect to employment arrangements, performance targets, severance arrangements, change in control provisions and any special supplemental benefits. The compensation committee takes action at least annually to address executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based and other compensation plans. The compensation committee operates in accordance with its charter, which sets forth the committee’s powers and responsibilities described in more detail under the heading “Committees of the Board of Directors.”

The Role of Our Compensation Consultant

In March 2024, our compensation committee engaged Meridian Compensation Partners, LLC, or Meridian, to conduct a compensation analysis of compensation practices for our named executive officers and to assist the compensation committee in establishing market place compensation levels for such executives for 2024. Meridian was also engaged by the compensation committee to conduct the compensation analysis for 2025. The compensation committee considered any potential conflicts of interest with each compensation consultant and determined that there were no such conflicts of interest. The committee will continue to monitor Meridian’s independence going forward.

The Role of Our Chief Executive Officer

Our compensation committee evaluates our Chief Executive Officer based on the Company performance criteria described above, his leadership roles as a member of the Board and as our lead representative to the investment community and other related criteria. His total compensation package is ultimately determined by the compensation committee based upon this evaluation and upon input from the compensation consultant, reflecting our Chief Executive Officer’s performance, our Company performance, competitive industry practices and the terms of his employment.

Each year, our Chief Executive Officer evaluates each of the other NEOs and makes compensation recommendations to the compensation committee. In developing his recommendations, the Chief Executive Officer considers each NEO’s individual performances as well as his contribution to the Company performance.

Our Peer Group and Survey Data

The compensation committee annually reviews the compensation of our NEOs relative to the peer group utilized by the compensation committee, based on market information provided by our compensation consultant. The information provided by Meridian for 2024 compensation decisions made at the beginning of 2024 reflects compensation data from a peer group of publicly-traded companies and from market surveys. The peer group consists of 19 companies in the oilfield services industry and the industrial/infrastructure industry, reflecting our unique composition. The peer group utilized by the compensation committee in 2024 was similar to the one utilized in 2023, with an adjustment to reflect changing circumstances in the industry, including acquisitions. The peer group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles in the peer group of publicly-traded companies. Our compensation committee uses a combination of peer group proxy data and survey data in determining the compensation for our NEOs. The committee does not target a specific level of compensation relative to the market data, however the committee does consider each element of each NEO’s compensation relative to the market median.

The peer group utilized by the compensation committee for 2024 compensation and performance decisions made at the beginning of 2024 is set forth below:

2024 Compensation Peer Group
Argan, Inc.	Nine Energy Services, Inc.	Solaris Oilfield Infrastructure, Inc.
Cactus, Inc.	Northwest Pipe Company	Sterling Infrastructure, Inc.
Dril-Quip, Inc.	Primoris Services Corp.	Team, Inc.
Great Lakes Dredge & Dock Corp.	ProPetro Holding Corp.	U.S. Silica Holdings, Inc.
Gulf Island Fabrication, Inc.	RPC, Inc.	VSE Corporation
IES Holdings, Inc.	Select Energy Services, Inc.
MYR Group Inc.	Smart Sand, Inc.

Decision Making Process

Our compensation committee determines, in connection with its review of the information provided by our compensation consultant and subject to the employment terms with our NEOs, the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, that it believes are appropriate for each of our named executive officers. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•the individual’s particular background and circumstances, including training and prior relevant work experience;
•the individual’s role with us and the compensation paid to similar persons at peer group companies;
•the demand for individuals with the individual’s specific expertise and experience at the time of hire;
•achievement of individual and Company performance goals and other expectations relating to the position;
•comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills;
•aligning the compensation of our executives with interests of our stockholder and stockholder value creation, as well as prior equity awards granted by the compensation committee to achieve that purpose; and
•aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis.

Terms of Employment

The following summarizes the material employment terms we have with our current and former named executive officers. We do not have written employment agreements with our named executive officers.

Arty Straehla. In February 2016, we entered into an oral employment agreement with Arty Straehla, our former Chief Executive Officer through December 31, 2024, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. Straehla’s achievement of certain performance goals determined by the Board or the compensation committee, Mr. Straehla was eligible to receive bonuses. He also received awards under our equity-based compensation plan. Mr. Straehla was entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Straehla’s retired from the Company on December 31, 2024.

Phil Lancaster. In January 2025, we entered into an oral employment agreement with Phil Lancaster, our former Chief Executive Officer effective January 1, 2025, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. Lancaster’s achievement of certain performance goals determined by the Board or the compensation committee, Mr. Lancaster is eligible to receive bonuses. He may also receive awards under our equity-based compensation plan. Mr. Lancaster was entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. As previously discussed, Mr. Lancaster’s employment will end with us on the earlier of June 30, 2025, or appointment of a successor CEO.

Mark Layton. In September 2014, we entered into an oral employment agreement with Mark Layton, our Chief Financial Officer, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. Layton’s achievement of certain performance goals to be determined by the Board or the compensation committee, Mr. Layton is eligible to receive bonuses. He may also receive awards under our equity-based compensation plan. Mr. Layton is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Layton’s employment with us is terminable by either party.

Elements of Compensation

Base Salary

We provide our NEOs and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases or decreases thereto are subjectively determined by the committee for each of the NEOs on an individual basis, taking into consideration the factors described above, including an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

NEO	2024 Base Salary	Change from 2023 Base Salary(1)
Arty Straehla	$700,000	none
Mark Layton	$500,000	$150,000 (effective as of May 1, 2024)
(1) Effective as of May 1, 2024, the compensation committee increased Mr. Layton’s base salary from $350,000 to $500,000 in recognition of his strong contribution toward the Company’s continuing improvements.

Mr. Lancaster became an NEO on January 1, 2025. Mr. Lancaster’s base salary is $350,000. In addition to his base salary, Mr. Lancaster receives a monthly bonus of $20,000.

Annual Bonus

Annual bonuses are designed to incentivize individual performance and reward the achievement of Company’s long-term and short-term financial, operational and strategic goals that we believe drive stockholder value. Our annual bonus program supports our commitment to motivating our executives to deliver outstanding financial and operational performance. In determining the annual bonus, if any, for each NEO, the compensation committee reviews information provided by management with respect to Company performance. The compensation committee then considers Company and individual performance in the context of the information provided by its compensation consultant, and determines whether an annual bonus is to be awarded and, if so, the amount, in consideration of the total compensation each NEO will receive. In March 2024, the compensation committee awarded cash bonuses of $70,000 to Mr. Straehla and $50,000 to Mr. Layton in recognition of their contributions towards collections of accounts receivable from PREPA during 2024.

Long-term Incentives

Our long-term incentive program is designed to provide incentive compensation linked to stockholder value. The compensation committee from time to time awards long-term incentive compensation in the form of restricted stock units under the 2024 Plan, described in more detail below. The restricted stock units are subject to time-based vesting. In determining grants of long-term incentives for the NEOs, the compensation committee reviews Company and individual performance as well as the NEO’s total compensation in light of the market information provided by its compensation consultant. The compensation committee did not grant any equity awards to the NEOs in 2024 and, to date, has not granted any equity awards to the NEOs in 2025.

Other Elements of Compensation

401(k) Plan

We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Prior to October 9, 2015, we made a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. The safe harbor contributions were made regardless of employee’s deferrals into the plan. All safe harbor contributions made by us on behalf of an eligible employee were 100% vested when contributed. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year, but did not make any discretionary contributions in 2016 and 2017. Effective January 1, 2018, we reinstated matching contributions of up to 3% of an eligible employee’s compensation.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Executive Officer and Chief Financial Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company and upon such executive’s death or disability. For a description of our oral agreements with our NEOs, see “—Terms of Employment” above. Additional information regarding termination and change of control benefits for our NEOs, see “Termination and Change of Control Benefits” below.

Perquisites and Other Personal Benefits

The Company provides certain limited perquisites and other personal benefits that we believe to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The committee considers and periodically reviews the levels of perquisites and other personal benefits in establishing the total compensation of our NEOs. During 2024, our NEOs received minimal perquisites that provide value to our business in the form of gym membership dues and 401(k) plan contributions.

Clawback Policy

Effective as of December 1, 2023, the Board adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation and complies with the Nasdaq listing rules and Rule 10D-1 under the Exchange Act. Under the clawback policy, the Company will recoup any excess incentive-based compensation earned by an executive officer (including each of our NEOs), on or after October 2, 2023 and during a three fiscal year lookback period, in the event of a financial restatement if a lesser amount of incentive-based compensation would have been earned had such incentive-based compensation been determined based on the restated results. For purposes of the clawback policy, incentive-based compensation includes any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure.

Anti-Hedging and Anti-Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also strongly discourage all other employees from engaging in hedging activities in our stock. Any such transaction requires notice and pre-approval, and will only be considered with a valid justification. Since the adoption of our anti-hedging policy in connection with our IPO in October 2016, we are not aware of any hedging activities by our employees. We also have a policy prohibiting our directors, executive officers and certain other designated employees from pledging our securities as collateral for a loan, except in certain limited circumstances upon obtaining prior approval from a compliance officer. No current NEOs or directors have any of our securities pledged as a collateral for a loan.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plan as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2016 Equity Incentive Plan	116,666	N/A	—
2024 Equity Incentive Plan	139,280	N/A	1,860,720
	255,946		1,860,720

Compensation Tables

SUMMARY COMPENSATION TABLE

    We qualify as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. The following table provides information concerning compensation of our named executive officers for the fiscal years ended December 31, 2024 and 2023. During 2024, we did not have any other executive officers or persons performing similar functions.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	All Other Compensation(2) ($)	Total ($)
Arty Straehla, Chief Executive Officer	2024	$700,000	$70,000	$—	$10,350	$780,350
	2023	$700,000	$480,000	$—	$9,900	$1,189,900

Mark Layton, Chief Financial Officer and Secretary	2024	$444,038	$50,000	$—	$10,350	$504,388
	2023	$350,000	$330,000	$—	$9,900	$689,900

(1)The 2024 amounts for Messrs. Straehla and Layton consist of discretionary cash bonuses paid in March 2024 in recognition of their contributions towards collections of accounts receivable from PREPA during 2024. The 2023 amounts for Messrs. Straehla and Layton consist of discretionary cash bonuses paid in January 2024 in recognition of their contributions towards collections of accounts receivable from PREPA during 2023.
(2)The amounts for each of Messrs. Straehla and Layton consist of 401(k) plan contributions of $10,350 for 2024 and $9,900 for 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END

There were no equity awards outstanding for Messrs. Straehla and Layton at December 31, 2024. Mr. Lancaster had 50,000 restricted stock units outstanding at December 31, 2024, 25,000 of which vested on March 1, 2025 and 25,000 of which are scheduled to vest on March 1, 2026.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Executive Officer and Chief Financial Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company and upon such executive's death or disability.

Upon termination for any reason, each of our NEOs would be entitled to receive all of his accrued and unpaid salary and any other compensation payable to such executive (including vacation and sick pay) with respect to services rendered through the termination date.

PAY VERSUS PERFORMANCE

The following table provides information concerning total compensation paid to our Chief Executive Officer, also known as Principal Executive Officer (PEO), during the fiscal years ended December 31, 2024 and 2023. Total compensation and compensation actually paid is provided our other named executive officer (NEO). We qualify as a smaller reporting company, as defined in Item 10(f)(1) of Regulation S-K. All information provided under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEO	Average Compensation Actually Paid to Non-PEO NEO(3)	Value of Fixed $100 Investment Based on Total Shareholder Return (“TSR”)	Net Loss ($ in thousands)
2024	$780,350	$780,350	$504,388	$504,388	$165	$(207,326)
2023	$1,189,900	$1,986,150	$689,900	$996,150	$245	$(3,163)
(1)Mr. Straehla was the Company’s PEO for each of the 2024 and 2023 fiscal years.
(2)The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for PEO:

Year	Less: Grant Date Value of Equity Awards	Plus: Change in Value of Awards Granted During the Current Year	Plus: Vesting Date Value of Awards that Vested During the Year	Plus: Year-Over-Year Change in Fair Value of Unvested Awards	Plus: Change in Value of Awards Vesting During the Current Year	Total Adjustments
2024	$—	$—	$—	$—	$—	$—
2023	$—	$—	$1,803,750	$—	$(1,007,500)	$796,250

(3)For each of the 2024 and 2023 fiscal years, Mr. Layton was the Company’s only non-PEO NEO. The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our Non-PEO NEO:

Year	Less: Grant Date Value of Equity Awards	Plus: Change in Value of Awards Granted During the Current Year	Plus: Vesting Date Value of Awards that Vested During the Year	Plus: Year-Over-Year Change in Fair Value of Unvested Awards	Plus: Change in Value of Awards Vesting During the Current Year	Total Adjustments
2024	$—	$—	$—	$—	$—	$—
2023	$—	$—	$693,750	$—	$(387,500)	$306,250

Analysis of the Information Presented in the Pay Versus Performance Table

Our company has not historically utilized net income or net loss as a performance measure for our executive compensation program due to the capital intensive nature of our business. We consider Adjusted EBITDA, which is discussed under “Executive Compensation—Executive Summary—2024 Performance Highlights” above and reconciled in Annex A to this proxy statement, as a more meaningful performance measure when assessing compensation of our named executive officers. As a smaller reporting company, we are not required to include Adjusted EBITDA in the pay versus performance table.

From 2023 to 2024, our net loss increased and the Compensation Actually Paid to our PEO and Non-PEO NEO decreased between those years to correlate with the Company’s performance. Further, our TSR decreased from 2023 to 2024 and the Compensation Actually Paid to our PEO and Non-PEO NEO also declined to correlate with the decrease in our TSR.

Compensation Actually Paid Versus Cumulative TSR
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$—
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
12/31/21
12/31/22
12/31/23
12/31/24
PEO
Non-PEO NEO
Investment Value

2024 DIRECTOR COMPENSATION

    The following table contains information with respect to 2024 compensation of our directors who served in such capacity during that year, except that the 2024 compensation of the director who is also our named principal executive officer is disclosed in the 2024 Summary Compensation Table above.

Name	Board & Committee Retainer Fees	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Arthur Amron	$60,000	$100,000	$—	$160,000
Corey Booker	$75,000	$100,000	$—	$175,000
Paul Jacobi(2)	$85,000	$100,000	$—	$185,000
James Palm	$95,000	$100,000	$—	$195,000
Arthur Smith	$100,000	$100,000	$—	$200,000
(1)The amounts shown reflect the grant date fair value of restricted stock units granted determined in accordance with FASB ASC Topic 718, based on the grant date closing price of our common stock on The Nasdaq Global Select Market. See Note 18 to our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K, filed with the SEC on March 7, 2025. As of December 31, 2024, each director listed in the table had an unvested award of 27,856 restricted stock units, which will vest on June 11, 2025.
(2)As required under the terms of his employment with Wexford, Mr. Jacobi’s restricted stock units and cash compensation earned in his capacity as a member of the Board in 2024 were assigned to Wexford. Beginning on January 1, 2025, Mr. Jacobi will receive any compensation earned in his capacity as a member of the Board.

Director Compensation

Our non-employee directors are entitled to receive an annual retainer in the amount of $60,000, plus an additional annual payment of $20,000 for the chairperson and $15,000 for each other member of the audit committee and $15,000 for the chairperson and $10,000 for each other member of the compensation committee and nominating and corporate governance committee, with such amounts paid in quarterly installments. We also provide our non-employee directors with equity compensation under the 2024 Plan as additional compensation and incentive. On the date of each annual meeting of stockholders, our non-employee directors receive an annual equity award with a value of $100,000 that vest on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders.

We provide liability insurance for our directors and officers. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our amended bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers. We are also party to a customary indemnification agreement with each of our executive officers and directors.

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors. These guidelines were adopted to encourage our non-employee directors to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance. Under the stock ownership and retention guidelines, each of our non-employee directors must own an amount of our common stock equal in four times his annual cash compensation. Non-employee directors are given a five-year transition period to come into full compliance with the guidelines.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2025 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Wexford Capital LP	22,068,213 (2)	45.9%
777 South Flagler Drive, Suite 602 East
West Palm Beach, FL 33401
Adage Capital Partners GP, L.L.C.	4,100,000 (3)	8.5%
200 Clarendon Street, 52nd Floor
Boston, MA 02116
ValueWorks LLC	3,136,371 (4)	6.5%
One World Trade Center, Suite 84-G
New York, NY 10007
(1)Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 48,127,369 shares of common stock outstanding as of April 1, 2025.
(2)Based on Schedule 13G/A and Form 4 filed jointly with the SEC on February 9, 2024 and March 14, 2024, respectively, by Wexford Capital LP (“Wexford”), Wexford GP LLC (“Wexford GP”), Charles E. Davidson (“Mr. Davidson”) and Joseph M. Jacobs (“Mr. Jacobs”) and internal records. Wexford GP is the general partner of Wexford. Mr. Davidson and Mr. Jacobs are the managing members of Wexford GP. Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs have shared voting and dispositive power over 22,068,213 shares of common stock. Wexford may, by reason of its status as (i) sub-advisor of each of Wexford Spectrum Trading Limited (“WST”) and Wexford Catalyst Trading Limited (“WCT”), (ii) investment manager of Wexford Focused Trading Limited (“WFT”) and (iii) manager of MEH Sub LLC (“MEH”, and together with WST, WCT and WFT, the “Wexford Entities”), be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Wexford GP may, as the General Partner of Wexford, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Mr. Davidson and Mr. Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs share the power to vote and to dispose of the securities beneficially owned by the Wexford Entities. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs disclaim beneficial ownership of the securities owned by the Wexford Entities except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of any pecuniary interests therein.
(3)Based on Form 13F-HR filed with the SEC on February 14, 2025 by Adage Capital Partners GP, L.L.C.
(4)Based on Form 13G/A filed jointly with the SEC on November 13, 2024 by ValueWorks LLC (“ValueWorks”), ValueWorks Limited Partners, LP (“ValueWorks LP”), ValueWorks Capital, LLC (“ValueWorks Capital”) and Charles Lemonides (“Mr. Lemonides”). ValueWorks LP and ValueWorks Capital have shares voting and dispositive power over 2,218,145 shares of common stock. ValueWorks and Mr. Lemonides have share voting and dispositive power over 3,136,371 shares of common stock.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2025 of shares of our common stock by each of our directors, by each of our current named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Arthur Amron(2)	19,279	—
Corey Booker(3)	97,632	*
Paul Jacobi(4)	—	—
James Palm(3)	212,288	*
Arthur Smith(3)	187,178	*
Phil Lancaster(5)	75,000	*
Mark Layton	418,985	*
Directors and Named Executive Officers as a Group (7 persons)	1,010,362	2.1%
*Less than 1%
(1)Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to any options or restricted stock units held by that person that are exercisable or vested as of April 1, 2025, or exercisable or vesting within 60 days of April 1, 2025, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 48,127,369 shares of common stock outstanding as of April 1, 2025. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and the vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2025 or within 60 days of April 1, 2025. Except as otherwise noted, each stockholder in the table above is believed to have sole voting and sole investment power with respect to the common stock beneficially held.
(2)Excludes 183,833 shares of common stock which were assigned to Wexford under the terms of Mr. Amron’s employment with Wexford prior to his retirement from Wexford on December 31, 2023. As a result, Mr. Amron disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein. Excludes 27,856 restricted stock units granted under the 2024 Plan, which will vest on June 11, 2025.
(3)Excludes 27,856 restricted stock units granted under the 2024 Plan, which will vest on June 11, 2025.
(4)Excludes 182,070 shares of common stock which were assigned to Wexford under the terms of Mr. Jacobi’s employment with Wexford. As a result, Mr. Jacobi disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein. Excludes 27,856 restricted stock units granted under the 2024 Plan, which will vest on June 11, 2025. Beginning on January 1, 2025, Mr. Jacobi will receive any compensation earned in his capacity as a member of the Board.
(5)Excludes 25,000 restricted stock units granted under the 2016 Plan, which are scheduled to vest on March 1, 2026.

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions that the Company would be required to disclose in the proxy statement under the applicable rules and regulations of the Securities and Exchange Commission. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the Board or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business

Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the Board. In addition, the Board and, pursuant to its written charter, the audit committee, reviews and approves certain relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The Board and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Joint Venture

On December 21, 2018, Cobra Aviation Services, LLC, or Cobra Aviation, a variable interest entity of a wholly owned subsidiary of Mammoth, formed a joint venture with Wexford Partners Investment Co. LLC, or Wexford Investments, an entity controlled by Wexford (of which Mr. Jacobi, one of our directors, is an employee), named Brim Acquisitions to acquire all outstanding equity interests in Brim Equipment. Cobra Aviation owns a 49% economic interest and Wexford Investment owns a 51% economic interest in Brim Acquisitions, and each member contributed its pro rata portion of Brim Acquisitions’ initial capital of $2.0 million. Cobra Aviation and Leopard each lease one helicopter to Brim Equipment under the terms of aircraft lease and management agreements. For the year ended December 31, 2024, we recognized revenue of $0.3 million and, as of December 31, 2024, Brim Equipment owed us $0.2 million for such services.

Term Loan Facility with Wexford

On October 16, 2023, we, as borrower, and certain of our direct and indirect subsidiaries, as guarantors, entered into a loan and security agreement with the lenders party thereto and our affiliate Wexford, as agent for the lenders, as may be subsequently amended (the “term credit facility”). The term credit facility provides for term commitments in an aggregate amount equal to $45 million. The audit committee of the Board, consisting of entirely independent directors, considered and approved the term credit facility with Wexford. Borrowings under the new term credit facility are secured by our and our subsidiaries’ assets. The term credit facility also contains various affirmative and restrictive covenants. Interest under the term credit facility equals the SOFR Interest Rate (as defined in the new term credit facility) plus 7.50%, as such margin may be increased pursuant to the terms of the term credit facility; provided that we may elect to pay all or a portion of the accrued interest due with respect to any Interest Period (as defined in the new term credit facility) ending on or before April 16, 2025, in kind by adding such accrued interest to the principal amount of the outstanding loans thereunder. In particular, under the term credit facility, we are required, among other things, to mandatorily remit to Wexford up to 50% of all amounts that constitute PREPA Claim Proceeds (as defined in the term credit facility), which will be used to reduce outstanding borrowings under the term credit facility, as required under the terms thereof. Wexford waived this requirement in connection with the PREPA payments made since our entry into the term credit facility. As of December 31, 2023, $45.0 million was outstanding under the term credit facility and the associated accrued interest was $1.2 million. On October 1, 2024, the Company paid, in full, all amounts owed under the term credit facility, including the accrued and unpaid interest, in the aggregate amount of $50.9 million, and terminated the facility on October 2, 2024. In connection with the payoff of the term credit facility, Wexford waived the 1% early termination penalty.

Other Agreements with Affiliates

Our subsidiary Panther Drilling Systems LLC provides directional drilling services for El Toro Resources LLC, or El Toro, an affiliate of Wexford. For the year ended December 31, 2024, we recognized revenue of $1.2 million for such services and, as of December 31, 2024, there were $0.3 million receivables outstanding.
We and certain of our subsidiaries rent office and equipment yard space from Caliber Investment Group LLC, an affiliate of Wexford. During the year ended December 31, 2024, we incurred costs related to these leases of $0.4 million and, as of December 31, 2024, there were no payables outstanding.
A son of Phil Lancaster, our current CEO, is employed by us as a vice president of operations. For 2024, we paid him an aggregate of $0.1 million in salary and benefits for such services.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 2 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative executive compensation discussion, is hereby approved.”

We provide an annual “say on pay” vote to our stockholders. This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board or the compensation committee. While the vote on executive compensation is solely advisory in nature, the Board and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the executive compensation section and related executive compensation tables included in this proxy statement, which provide details with respect to the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) align our executive’s interests with those of our stockholders, (ii) include long-term vesting provisions in the awards of restricted stock units granted periodically to our NEOs to encourage their retention and continued focus on long-term performance, (iii) do not incentivize executives to take unnecessary risks and (iv) do not include excessive change in control provisions. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging or hedging of our stock by our executive officers and directors, as well as the lack of significant perquisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

What vote is required to approve this proposal?

This proposal requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes “FOR” or “AGAINST” this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

Proposal to Approve, on Advisory Basis, the Frequency of Advisory Stockholder Vote on the Company’s Executive Compensation

(Item 3 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, the Board is also providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 should be held every year, every two years or every three years. While this vote is non-binding and solely advisory in nature, the Board and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

The Board believes that a frequency of “every year” for the advisory vote on executive compensation is an appropriate interval for conducting and responding to a “say on pay” vote. An annual approach provides regular input by stockholders and allows the Company to evaluate the effects of such input on executive compensation on a consistent basis.

The enclosed proxy card gives stockholders four choices for voting on this item. Stockholders can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. Stockholders may also abstain from voting on this item. Stockholders are not voting to approve or disapprove the Board’s recommendation on this item.

What vote is required to approve this proposal?

With respect to this proposal, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated by this proposal is required to approve, on an advisory basis, this proposal. If one of the voting options is not adopted by the required vote of the stockholders, the Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

Only votes in favor of one of the voting options contemplated by this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Proposal to Ratify the Appointment of Our Independent Registered Public Accounting Firm

(Item 4 on the Proxy Card)

Change in Accounting Firm

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on March 12, 2025, on March 7, 2025, the audit committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm and dismissed our prior independent registered public accounting firm Grant Thornton LLP (“Grant Thornton”).

During the Company’s two most recent fiscal years ended December 31, 2024 and December 31, 2023, and for the subsequent interim period through March 7, 2025, neither the Company nor anyone on its behalf consulted Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, in connection with which neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years ended December 31, 2024 and December 31, 2023 and during the subsequent interim period from January 1, 2025 through March 7, 2025, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Grant Thornton and Deloitte with a copy of the disclosures set forth above. Grant Thornton’s confirmatory letter was included as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 12, 2025.

What am I voting on?

You are voting on a proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2025. The audit committee has appointed Deloitte to serve as our independent registered public accounting firm.

What services do the independent registered public accounting firm provide?

Audit services of Grant Thornton (our previous independent registered public accounting firm) for fiscal 2024 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters as described below.

How much was the independent registered public accounting firm paid in 2024 and 2023?

Grant Thornton’s fees for professional services totaled $1.6 million in 2024 and $1.9 million in 2023. Grant Thornton’s fees for professional services included the following:

•Audit Fees - aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, statutory audits, registration statements and comfort letters, were $1.6 million in 2024 and $1.9 million in 2023.
•Audit-Related Fees - aggregate fees for audit-related services were zero in 2024 and 2023.
•Tax Fees- aggregate fees for tax services were zero in 2024 and 2023.
•All Other Fees - aggregate fees for all other services, were zero in 2024 and 2023.

Does the audit committee approve the services provided by our independent registered public accounting firm?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent registered public accounting firm. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton were pre-approved by our audit committee.

Will a representative of Deloitte be present at the meeting?

Yes, one or more representatives of Deloitte will be present at the meeting either in person or virtually. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent registered public accounting firm is not required by the Company’s amended bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Deloitte is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2025.

Solicitation by Board; Expenses of Solicitation

The Board has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2026 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 30, 2025.

Stockholders who wish to propose a matter for action at the 2026 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our amended bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 11, 2026 and March 13, 2026. You can obtain a copy of our amended bylaws by writing the Corporate Secretary at the address below.

In addition, to satisfying the foregoing requirements under our bylaws and comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026.

All written proposals should be directed to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

The Board is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the Board consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our amended bylaws and discussed on page 4 of this proxy statement.

Availability of Annual Report on Form 10-K

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of our Annual Report for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134 or via the Internet at www.mammothenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below and we will promptly send a separate copy of the annual report and proxy statement to you. Similarly, if you share an address with another Mammoth stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.
•If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Forward-Looking Statements

This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including any statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and liquidity. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings we make with the SEC, including those to be filed by us before the date of our Annual Meeting. Moreover, we operate in very competitive and rapidly changing industries. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or to differ materially from those discussed in any of our forward-looking statements. In addition, some of our sustainability goals, in particular those related to environmental matters, are based on our current expectations that may turn out to be inaccurate. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly update these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Annex A
Mammoth Energy Services, Inc.
Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net loss before depreciation, depletion, amortization and accretion, gains on disposal of assets, net, impairment of goodwill, stock based compensation, interest expense and financing charges, net, other income, net (which is comprised of interest on trade accounts receivable and certain legal expenses) and provision for income taxes, further adjusted to add back interest on trade accounts receivable. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industries depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss or cash flows from operating activities as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following table provides a reconciliation of Adjusted EBITDA to the GAAP financial measure of net loss for periods indicated (in thousands):

	Twelve Months Ended
	December 31,
	2024	2023
Net loss	$(207,326)	$(3,163)
Depreciation, depletion, amortization and accretion expense	25,079	45,110
Gains on disposal of assets, net	(4,014)	(6,041)
Impairment of goodwill	—	1,810
Stock based compensation	875	1,345
Interest expense and financing charges, net	25,204	16,196
Other expense (income), net	64,621	(42,015)
(Benefit) provision for income taxes	(11,204)	12,297
Interest on trade accounts receivable	(60,686)	45,440
Adjusted EBITDA	$(167,451)	$70,979

MAMMOTH ENERGY SERVICES INC.

VOTE

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 4 and every ONE YEAR for Proposal 3.

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Arthur Amron	☐	☐	☐	02 - Corey Booker	☐	☐	☐	03 - Paul Jacobi	☐	☐	☐
04 - James Palm	☐	☐	☐								

	1 YR	2 YRS	3 YRS	Abstain
3. To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company's named executive officers	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

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045C0B

2025 Annual Meeting Admission Ticket

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Mammoth Energy Services, Inc.
To Be Held on June 11, 2025
The Proxy Materials are available at: www.envisionreports.com/TUSK**

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Mammoth Energy Services, Inc.

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Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors of Mammoth Energy Services, Inc.

The undersigned hereby appoints Phil Lancaster and Mark Layton (together, the "Proxies"), or any of them, each with the full power of substitution, as proxies to represent and vote the shares that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Mammoth Energy Services, Inc. to be held on June 11, 2025 or at any postponement or adjournment thereof. The undersigned hereby revokes all prior proxies for said meeting.

Shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee to the Board of Directors listed in Proposal 1, FOR Proposals 2 and 4, and every ONE YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address – Please print new address below.	Comments – Please print your comments below.

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